SYNACOR, INC.
EMPLOYMENT TRANSITION AGREEMENT
This Employment Transition Agreement (the “Agreement”) is dated as of March 5, 2014 by and between Synacor, Inc. (the “Company”) and Ronald N. Frankel (“Executive” and together with the Company, the “Parties”).
WHEREAS, the Executive desires to retire from his position as the President and Chief Executive Officer of the Company, effective as of the Transition Date (as defined below);
WHEREAS, the Parties desire to facilitate an orderly transition and succession of a new President and Chief Executive Officer, but the Parties recognize that the duration of such an orderly transition is unknown; and
WHEREAS, the Company desires to retain the services of the Executive, and the Executive is willing to provide such services in connection with the transition and succession of a new President and Chief Executive Officer, in each case, pursuant to the terms and conditions hereof.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties hereby agree as follows:
1.Transition. The Executive agrees to continue to serve as President and Chief Executive Officer of the Company until the effectiveness of the Board’s appointment of his successor or such earlier date as the Board of Directors of the Company (the “Board”) shall determine (the “Transition Date”). As of the Transition Date, the Executive will resign as President and Chief Executive Officer of the Company and from any position he holds at any of its subsidiaries, affiliates and joint ventures (collectively, the “Affiliates”), to the extent applicable. From the Transition Date through the second anniversary of the Transition Date (the “Transition Period”), the Executive shall be employed by the Company as a non-executive employee, subject to earlier termination by the Executive or the Company in accordance with the terms herein. The period of the Executive’s employment under this Agreement, from the Effective Date until the date on which the Executive’s employment terminates for any reason on or prior to the last day of the Transition Period, is referred to herein as the “Employment Term.” From the Transition Date through the end of the Employment Term, the Executive shall provide such assistance as may be requested, and shall have such duties, responsibilities and authority as may be assigned by the Board from time to time, including: performing activities related to the transition of his duties as President and Chief Executive Officer; providing continuity and management support through the Transition Period; and providing guidance and continuity in the Company's strategic planning cycle; provided that, in no event shall the total number of hours that the Executive is obligated to perform during any calendar month following the Transition Date exceed 30 hours. During the Employment Term, the Executive will perform his duties faithfully and to the best of his ability and, during the period beginning on the Effective Date and ending on the Transition Date, the Executive will devote substantially full business efforts and time to the Company.
2.    At-Will Employment. The Parties agree that the Executive’s employment with the Company is “at-will” employment and may be terminated at any time by either Party for any reason, with or without cause or notice. Any contrary representations that may have been made to the Executive are superseded by this Agreement. This is the full and complete agreement between the Parties with respect to the Executive’s employment during the Employment Term. The “at will” nature of the Executive’s employment may only be changed in an express written agreement signed by the Parties. Notwithstanding the preceding sentence, as described in this Agreement, the Executive may be entitled to severance benefits depending on the

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circumstances of the Executive’s termination of employment with the Company during the Employment Term.
3.    Cash Compensation. During the Employment Term, the Company will continue to pay the Executive a base salary at an annualized rate of $350,000, payable in accordance with the Company’s standard payroll schedule (the “Base Salary”). The Executive will be entitled to receive payment of any 2013 annual incentive compensation only to the extent applicable performance objectives have been achieved under the terms of such incentive program.
4.    Incentive Compensation.
(a)    If the Transition Date occurs at any time during the ninety (90) day period beginning on the Effective Date, the Executive will not be eligible to participate in any 2014 cash incentive bonus program for 2014. If the Transition Date occurs at any time during the period beginning on the first day following the ninety (90) day period beginning on the Effective Date and ending at the end of the one hundred eighty (180) day period beginning on the Effective Date, the Executive shall be entitled to receive payment of fifty percent (50%) of the amount, if any, payable under the 2014 annual incentive compensation program to the extent that applicable performance objectives for 2014 have been achieved. If the Transition Date occurs at any time after the end of the one hundred eighty (180) day period beginning on the Effective Date and prior to January 1, 2015, the Executive shall be entitled to receive payment of the full amount, if any, payable under the 2014 annual incentive compensation program to the extent that applicable performance objectives for 2014 have been achieved.
(b)    If the Transition Date occurs at any time on or after January 1, 2015 and prior to March 31, 2015, the Executive will not be eligible to participate in any 2015 cash incentive bonus program for 2015. If the Transition Date occurs at any time on or after April 1, 2015 and prior to July 1 2015, the Executive shall be entitled to receive payment of fifty percent (50%) of the amount, if any, payable under the 2015 annual incentive compensation program to the extent that applicable performance objectives for 2015 have been achieved. If the Transition Date occurs at any time on or after July 1, 2015, the Executive shall be entitled to receive payment of the full amount, if any, payable under the 2015 annual incentive compensation program to the extent that applicable performance objectives for 2015 have been achieved.
(c)    All payments of any cash incentive bonus program shall be made to the Executive in the same form of payment as is provided for with respect to payments under any such program which are made to other executive officers of the Company and at the same time that such incentive bonus payments are made to other executive officers of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Board. The determinations of the Board with respect to the Executive’s incentive bonus will be final and binding.
5.    Options.
(a)    Except as set forth in this Section 5(a) and in Section 5(b) below, the options to purchase shares of the Company’s common stock (the “Options”) previously granted to the Executive will remain subject to the terms of the stock option agreements and stock plans under which such Options were granted, as amended by the letter agreements between the Executive and the Company dated March 1, 2008 and June 23, 2009. Service during the Employment Term will constitute “service” (as that concept is defined or otherwise incorporated into each option agreement) for purposes of the applicable agreements governing the Options.
(b)    Notwithstanding the provisions of the stock option agreements under which the Options were granted (including the terms of the Notice of Stock Option Grant which accompanies such stock option

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agreements), (i) on the Transition Date, the Executive’s right to exercise such Options shall, in addition to the Executive’s right to exercise such Options as to vested Shares (as defined in the option agreements) be accelerated as to the number of Restricted Shares (as defined in the stock option agreements) that would have vested and become exercisable as of the end of the 24 month period beginning on the Transition Date and any Right of Repurchase (as defined in the stock option agreements) applicable to any such Restricted Shares shall lapse with respect to those Restricted Shares as to which the Right of Repurchase (as defined in the option agreements) would have lapsed as of the end of the 24 month period beginning on the Transition Date, in each case, assuming the Executive remained in Continuous Service Status (as defined in the option agreements) for such 24 month period and (ii) after giving effect to clause (i), the Options shall cease vesting and the Right of Repurchase shall not lapse on any additional shares following the Transition Date.
(c)    Notwithstanding the provisions of the stock option agreements under which the Options were granted (including the terms of the Notice of Stock Option Grant which accompanies such stock option agreements), the Options (and the Executive’s right to exercise the options to the extent that the Options have become exercisable for vested Shares) shall expire on the earlier of the date which is ten (10) years after the Date of Grant (as defined in the option agreements) and the third anniversary of the Transition Date.
6.    Employee Benefits. Except as provided in the following sentence, during the Employment Term, the Executive will be eligible to participate in the employee benefit plans then maintained by the Company of general applicability to other senior executives of the Company, currently including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans under the same economic terms as all other executives. Notwithstanding the foregoing, with respect to group medical benefits, the Company shall continue to provide the Executive the same group medical benefits which are currently being provided to the Executive upon the same terms that such group medical benefits are currently being provided to the Executive from the Effective Date through the earlier of the end of the Employment Term or the date the Executive becomes eligible to receive medical benefits from a new employer and, if and to the extent that the Company is no longer able to make such group medical benefits available to the Executive, whether due to the provisions of the Affordable Care Act or otherwise, the Company shall reimburse to the Executive the cost of obtaining substantially comparable group medical benefits through the earlier of the end of the Employment Term or the date the Executive becomes eligible to receive medical benefits from a new employer. Except as provided by the immediately preceding sentence with respect to the group medical benefits to be made available to the Executive during the Employment Term, the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. The Executive will cease to accrue paid vacation as of the Transition Date.
7.    Expenses. The Company will reimburse the Executive for reasonable business expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time; provided that the Company shall not be required to provide or to pay or reimburse the Executive for office space, support staff or related services in a location other than its Buffalo, New York headquarters.

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8.    Severance. Upon termination of the Executive’s employment for any reason other than the Executive’s death, for Cause or a termination by the Executive (i) to become a W-2 employee (not a consultant) of any person, firm, corporation or other entity or (ii) for any reason on or after the first anniversary of the Transition Date, the Executive will be entitled to accrued Base Salary and benefits through the last day of the Transition Period. The Executive may be entitled to additional payments and benefits upon certain terminations of employment. Any payments and/or benefits to the Executive in connection with his termination of employment in addition to his accrued Base Salary and benefits through the last day of the Executive’s Employment Term are referred to herein as “Severance.”
(a)    Termination By the Executive For Alternate Employment or Due to Death . If the Executive’s employment is terminated due to the Executive’s death or if the Executive terminates his employment with the Company to become a W-2 employee of any person, firm, corporation or other entity, in each case prior to the first anniversary of the Transition Date, then, subject to Sections 9 and 10, the Executive (or, in the case of the Executive’s death, the personal representative of the Executive’s estate) will be entitled to continued payment of the Executive’s annual Base Salary in accordance with the Company’s normal payroll schedule through the first anniversary of the Transition Date. If the Executive’s employment is terminated due to the Executive’s death or if the Executive terminates his employment with the Company to become a W-2 employee of any person, firm, corporation or other entity, in each case on or after the first anniversary of the Transition Date, then the Executive will only be entitled to receive Base Salary and benefits accrued through the last day of the Executive’s Employment Term.
(b)    Termination for Cause or by the Executive On or After the First Anniversary of the Transition Date. If the Executive’s employment with the Company is terminated (i) by the Company for Cause or (ii) by the Executive for any reason on or after the first anniversary of the Transition Date, the Executive will only be entitled to receive Base Salary and benefits accrued through the last day of the Executive’s Employment Term.
(c)    Change of Control. Notwithstanding anything else in this Section 8 to the contrary, if the Company undergoes a Change of Control prior to or within six (6) months following the Transition Date and the Executive is subject to an Involuntary Termination within twelve (12) months following such Change of Control, then, subject to Sections 9 and 10, he will be entitled to the following Severance: (i) continued payment of his annual Base Salary in accordance with the Company’s normal payroll schedule for twelve (12) months following such termination; (ii) his target annual cash bonus amount, as modified by Section 4(a) or 4(b), as applicable, paid in one lump sum payment; and (iii) if the Executive elects to continue his group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the effective date of the Involuntary Termination, continued payment of the monthly premium for the Executive and, if applicable, the Executive’s dependents for a twelve-month period following the effective date of the Involuntary Termination.
(d)    Timing of Cash Severance Payments. Subject to Sections 9 and 10, any cash Severance payment specified in this Section 8 will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following the Executive’s Separation.
9.    Conditions to Receipt of Severance. The receipt of any Severance pursuant to Sections 8(a) or 8(c) will be subject to the Executive’s (i) having returned all Company property in the Executive’s possession, and (ii) having executed a general release of all claims that the Executive may have against the Company or persons affiliated with the Company, in a form mutually agreeable to the Company and the Executive, on or before the date specified by the Company in the prescribed form (the “Release Deadline”), which date will in no event be later than 50 days after the Executive’s Separation. If the Executive fails to return the release

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on or before the Release Deadline, or if the Executive revokes the release, then the Executive will not be entitled to the benefits described in Sections 8(a) or 8(c), as applicable.
10.    Section 409A.
(a)    Notwithstanding anything to the contrary in this Agreement, no Severance pay or benefits to be paid or provided to the Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) payable upon the Executive’s Separation in accordance with Treasury Regulation 1.409A-3(i)(2)(i) (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. For purposes of this Agreement, each of the payments to be made to the Executive under this Agreement shall be treated as a separate payment under Section 409A. Similarly, no Severance payable to the Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until the Executive has a “separation from service” within the meaning of Section 409A.
(b)    Any Severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until such time as required by this Section 10(b). Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination (other than due to death), then any Deferred Payments, if any, that are payable within the first six (6) months following the Executive’s Separation will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
(c)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 10. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of this Section 10.
(d)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to the Executive under Section 409A.
11.    Release of All Claims. In consideration for the Company agreeing to continue the Executive’s employment through the Employment Term, to the fullest extent permitted by law, the Executive waives,

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releases and promises never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present Affiliates, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to the Executive’s employment with the Company, including (without limitation) claims to attorneys’ fees or costs, claims of constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, the New York Judiciary Law, the New York Labor Law, the New York Civil Rights Law, the New York Administrative Code, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement and does not bar any claim by the Executive for indemnification under that certain Indemnification Agreement made by and between the Executive and the Company as of October 4, 2007.
12.    Bring-Down Release. Within 21 days following the Transition Date, the Executive agrees to enter into a general release of all claims that the Executive may have against the Company or persons affiliated with the Company as of such date, in a form mutually agreeable to the Company and the Executive. Such release must be returned, on or before the date specified by the Company in the prescribed form. If the Executive fails to return the release on or before the date specified by the Company, or if the Executive revokes the release, such action will be deemed a willful breach of his obligations under this this Agreement.
13.    Consideration and Revocation Period.  The Executive acknowledges that he has hereby been advised in writing to consult with an attorney of his choice prior to signing this Agreement, and that he had at least 21 days to consider this Agreement before signing it.  The Executive acknowledges that if this Agreement is signed before 21 days have elapsed from the date of delivery, by signing this Agreement he has expressly waived the 21-day consideration period.  The Executive acknowledges that he may revoke this Agreement within seven (7) days following its execution, and the Agreement shall not become effective until the revocation period has expired. If the Executive does not revoke this Agreement, the eighth day after the date the Executive signs the Agreement will be the “Effective Date.”
14.    Opportunity to Seek Counsel.  The Executive acknowledges by signing this Agreement that he has read and understands this document, that he has conferred with or had the opportunity to confer with an attorney of his choice regarding the terms and meaning of this Agreement, that he has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to him as set forth herein, and that he has signed the same knowingly and voluntarily.
15.    Definitions.
(a)    Cause. For purposes of this Agreement, “Cause” is defined as (i) the Executive’s intentional failure to substantially perform duties assigned by the Board; provided that, a failure to achieve financial performance goals shall not, by itself, be deemed to be an intentional failure to substantially perform duties assigned, (ii) the Executive’s commission of any act of fraud, embezzlement, felony, or other willful misconduct that causes material injury to the Company, (iii) the Executive’s intentional unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of the Executive’s relationship with the Company,

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which unauthorized use or disclosure causes material harm to the Company, or (iv) the Executive’s willful breach of his obligations under any written covenant or agreement with the Company, which, in the case of clauses (i) and (ii) hereof, is not cured within 30 days following written notice thereof by the Company.
(b)    Change of Control. For purposes of this Agreement, “Change of Control” means (i) the consummation of any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; (iii) a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either: (A) had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or (B) were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (x) the Original Directors who were in office at the time of their appointment or nomination and (y) the directors whose appointment or nomination was previously approved in a manner consistent with this clause (B); or (iv) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this clause (iv), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.
A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(c)    Competitive Business. For purposes of this Agreement, “Competitive Business” means a person, firm, corporation, limited liability company or other entity that engages in the business of providing startpages, TV Everywhere solutions, Identity Management (IDM) and cloud-based services and authentication and aggregation solutions for delivery of online content to cable, satellite, telecom and consumer electronics companies and other commercial businesses, or such other business that the Company has engaged in during the Executive’s employment. In connection with the foregoing, Competitive Business includes, but is not limited to, TIVO; Yahoo!; AOL; Clear Leap; Rovi and Azuki. In addition to the foregoing, a person, firm, corporation, limited liability company or other entity that engages in the provision of content directly to consumers (as opposed to commercial businesses) shall not be deemed to be a Competitive Business solely by reason of providing such content to consumers.
(d)    Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” means (i) a Termination Without Cause or (ii) voluntary termination by the Executive within 60 days following (A) a material reduction in the Executive’s job responsibilities, provided that neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control shall constitute a material reduction in job responsibilities; (B) relocation by the Company of the Executive’s work site to a facility or location more than 50 miles from the Executive’s current office; or (C) a reduction in the Executive’s then-current base salary by at least 10%, provided that an across-the-board reduction in the salary level of all other employees in positions similar to the Executive’s

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by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction. In order for a voluntary termination as defined in this Subsection to be deemed Involuntary Termination, the Executive must provide the Company with written notice within fifteen (15) days of the initial existence of (A), (B) or (C) above, the Company will have 30 days after its receipt of such written notice to cure (A), (B) or (C) and, if such event is not cured within 30 days after the Company’s receipt of such notice, the Executive must voluntarily terminate his employment within 90 days after the existence of the conditions in (A), (B), or (C).
(e)    Separation. For purposes of this Agreement, “Separation” means a “separation from service,” as defined in the regulations under Section 409A. For purposes of this Agreement the Executive’s Separation shall be deemed to occur on the first day following the Transition Date.
(f)    Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” shall mean the lesser of two (2) times: (i) the Executive’s annualized compensation based upon the annual rate of pay paid to the Executive during the Company’s taxable year preceding the Company’s taxable year of the Executive’s Separation; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year of the Executive’s Separation.
(g)    Termination Without Cause. For purposes of this Agreement, “Termination Without Cause” means a Separation as a result of a termination of the Executive’s employment by the Company for reasons other than Cause.
16.    Restrictive Covenants and Commitments. The Executive has entered into a Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”) with the Company, which remains in full force and effect.
(a)    No Solicitation. From the date hereof through the twenty-four month period following the Executive’s Separation or such later date as may be applicable under the Proprietary Information Agreement, the Executive shall not, whether on the Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, corporation, or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:
(i)    hire, solicit or encourage any employee, officer, director, independent contractor of or consultant to the Company or any of its Affiliates to leave his, her or its engagement with the Company or any of its Affiliates;
(ii)    solicit, divert or attempt to solicit or divert from the Company or any of its Affiliates any of their customers, agents or suppliers or potential customers, agents or suppliers that the Company has solicited within twenty-four (24) months prior to the Executive’s Separation.
(b)    Noncompetition. From the date hereof through the latest of (i) the first anniversary of the Transition Date, (ii) the end of the Employment Term and (iii) the first anniversary of the Executive’s ceasing to serve as a member of the Board (such period being hereinafter the “Restriction Period”), the Executive shall not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as a shareholder, director, officer, employee, agent, consultant, partner, creditor or otherwise, any Competitive Business anywhere within: (i) the State of New York, (ii) any other state of the United States and the District of Columbia in which the Company or any of its Affiliates engages in or has engaged in business during the past five years, or (iii) any other country in which the Company or any of its Affiliates engages in or has engaged in business during the past five years. For the avoidance of

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doubt, nothing in this Section 16(b) shall be deemed to prohibit the Executive from becoming employed during the Restricted Period by a person, firm, corporation, limited liability company or other entity that is incidentally engaged in any of the activities that, if principally engaged in by such enterprise, would cause such enterprise to be considered a Competitive Business; provided that the Executive is not engaged in performing services to the portion of such enterprise which would be considered a Competitive Business if it were the principal business of such enterprise.
(c)    Cooperation. During and following the Transition Period, the Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of the Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by the Executive. In particular and without limiting the foregoing, the Executive shall cooperate with and make himself available as requested by the Company in connection with any government investigation, administrative hearing or any other similar proceeding involving the Company. The parties acknowledge that the consideration provided under this Agreement shall be consideration for his cooperation under this Section 16(c) whenever such cooperation is needed.
(d)    Breach of Covenants.  The parties agree that the Company would suffer irreparable harm upon the Executive’s breach of the preceding paragraphs of this Section 16, and that any such breach will constitute a material breach of this Agreement for purposes of the definition of Cause contained herein.  Upon any such breach, the Company may terminate this Agreement and the Executive will only be entitled to the payments set forth in Section 8(b).  In addition, upon any such breach, the Company may seek equitable relief in such form as may then be available. The Executive and the Company further agree that the damages which would be suffered by the Company in the event that the Executive were to breach any of the covenants contained in Section 16(a) or Section 16(b) would be difficult, if not impossible to ascertain. Accordingly, the Executive and the Company agree that, in the event of a breach by the Executive of the covenants contained in Section 16 (a) or Section 16(b) hereof, in addition to any equitable relief which the Company may be entitled to as a result of a breach by the Executive of the covenants contained in Section 16(a) or Section 16(b), upon a final, non-appealable determination of a court of competent jurisdiction that the Executive has breached any of the covenants contained in Section 16(a) or Section 16(b) hereof, (i) the Executive shall be obligated to pay to the company, as liquidated damages and not as a penalty, an amount equal to the after-tax profits of any shares of Company common stock purchased by the Executive upon the exercise of any of Executive’s Options more than 90 days after the Transition Date and later sold by the Executive (with any shares of Company common stock acquired upon exercise of any of Executive’s Options that have not been sold at such time, to be sold within 30 days thereof and all such after-tax profits paid to the Company) and (ii) the Executive shall forfeit, without payment therefor, any Options then outstanding and unexercised.
17.    No Disparagement. The Executive agrees that he will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law.
18.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of the Executive upon the Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of the Executive’s right to compensation or other benefits will be null and void.

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19.    Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing:
If to the Company:
Synacor, Inc.
40 La Riviere Drive, Suite 300
        Buffalo, New York 14202
Attention: Jordan Levy
If to the Executive:
ATTN: Ronald N. Frankel, at the last residential address known by the Company.
20.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
21.    Entire Agreement. This Agreement, together with any stock option agreements between the Company and the Executive, and the Proprietary Information Agreement, in each case, as such stock option agreements, and Proprietary Information Agreement have been amended, including any amendments to such stock option agreements, and Proprietary Information Agreement as may be provided for or contained in this Agreement represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including without limitation, the letter agreement by and between the Executive and the Company dated as of July 25, 2007 and the Change of Control Severance Agreement between the Executive and the Company effective as of the effective date of the Company’s registration statement with the Securities and Exchange Commission for its initial public offering of common stock to the public, which are amended, restated and replaced in their entirety by this Agreement. This Agreement may be modified only by agreement of the Parties by a written instrument executed by the Parties.
22.    Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
23.    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
24.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
25.    Governing Law. This Agreement will be governed by the laws of the State of Delaware (with the exception of its conflict of laws provisions). For purposes of litigating any dispute that arises under this Agreement, the Parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree

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that such litigation will be conducted in the courts of Wilmington, Delaware, or the federal courts for the United States for the District of Delaware.
26.    Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.
COMPANY:
Synacor, Inc.

By:     /s/ Jordan Levy                    Date:     March 5, 2014
Title:     Chairman

EXECUTIVE:
/s/ Ronald N. Frankel                        Date:     March 5, 2014
Ronald N. Frankel

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